PROSPECTUS

                                  ------------

                               Biovail Corporation

                                  88,338 Shares

                                  Common Shares
                                 (no par value)

                                  ------------

     Biovail Corporation is registering the transfer by Salomon Smith Barney ("Salomon") of 88,338 common shares, no par value, that were issued by us to Salomon in a transaction exempt from registration under the Securities Act of 1933, as amended, in connection with the exercise of certain options (the "Options") issued by our subsidiary Fuisz Technologies Ltd. (now Biovail Technologies Ltd.).

     Our common shares are listed and traded on the NYSE and TSE under the symbol "BVF."

     This investment involves risks. See "Risk Factors" beginning on page 4.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                     This prospectus is dated July 7, 2000.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION........................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................1

FORWARD LOOKING STATEMENTS...................................................2

THE COMPANY..................................................................3

RISK FACTORS.................................................................4

USE OF PROCEEDS..............................................................9

DIVIDEND POLICY..............................................................9

DESCRIPTION OF CAPITAL STOCK................................................10

SELLING SHAREHOLDER.........................................................12

PLAN OF DISTRIBUTION........................................................12

LEGAL MATTERS...............................................................12

EXPERTS.....................................................................12

INFORMATION NOT REQUIRED IN THE PROSPECTUS................................II-1

SIGNATURES................................................................II-4


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

     In this prospectus, "Biovail," the "Company," the "Registrant," "we," "us," and "our" refer to Biovail Corporation, an Ontario, Canada corporation.

                              CURRENCY TRANSLATION

     We report our financial statements in U.S. dollars, while the currency of measurement for our operations varies depending upon location. Unless otherwise indicated, references to dollars or "$" are to U.S. dollars and references to "Cdn$" are to Canadian dollars.

                                   TRADEMARKS

     Biovail, the Biovail word logo, Tiazac(R), Viazem and Crystaal are all trademarks of Biovail which are registered in Canada, the United States and/or other jurisdictions. Intelligent Polymers is a trademark of Intelligent Polymers Limited, a Bermuda corporation.

     All other product names referred to in this document are the property of their respective owners.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the 1934 Act, and in accordance therewith we file reports and other information with the Commission. Reports, proxy and information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's Web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Certain of our securities are listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning us can be inspected at the offices of such Exchange, 20 Broad Street, New York, N.Y. 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1. Our annual report on Form 20-F for the year ended December 31, 1999, filed with the Commission on April 19, 2000, and our amended annual report on Form 20-F/A, filed with the Commission on May 3, 2000;

     2. Our report of foreign issuer on Form 6-K, filed with the Commission on April 19, 2000;

     3. Our report of foreign issuer on Form 6-K, filed with the Commission on May 3, 2000;

     4. Our report of foreign issuer on Form 6-K, filed with the Commission on May 25, 2000;

     5. Our report of foreign issuer on Form 6-K, filed with the Commission on May 30, 2000; and

     6. Our report of foreign issuer on Form 6-K, filed with the Commission on June 6, 2000.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed. We may incorporate by reference any reports filed by us on Form 6-K by identifying on such forms that they are being incorporated by reference into this Registration Statement.

     For purposes of this prospectus, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this prospectus, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Biovail Corporation, 2488 Dunwin Drive, Mississauga, Ontario, L5L 1J9, Attention: Kenneth Howling, Vice President and Chief Financial Officer, telephone number: (416) 285-6000.

                           FORWARD LOOKING STATEMENTS

     In this prospectus, we have made forward-looking statements that are subject to risks and uncertainties. Forward looking statements include statements concerning possible or assumed future results of operations included:

     o in statements about the benefits that we may achieve as a result of the merger with Biovail Technologies Ltd. (formerly Fuisz Technologies Ltd.), or about other effects of the merger or the future development of Biovail;

     o in statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "anticipate," "intend," "plan," "estimate," or "continue" or similar expressions; and

     o    in other statements about matters that are not historical facts.

     Various risks and uncertainties may cause actual results to differ materially from the results that these statements express or imply. For instance, some of the important factors that could cause our actual results to differ materially include:

     o costs or difficulties in integrating Biovail Technologies are greater than expected or involve the loss of key personnel resulting in an inability to capitalize on Biovail Technologies' research, development and marketing capabilities to the degree contemplated by us;

     o the failure to successfully develop, commercialize and launch new products in a timely manner;

     o    the difficulty of predicting FDA and TPD approvals;

     o    fluctuations in operating results;

     o    competitive pressures and pricing in the health care industry;

     o    risks associated with technology and product development;

     o    availability of raw materials;

     o risks relating to clinical development and medical acceptance of new pharmaceutical products;

     o    changes in the health care marketplace;

     o    reliance on key strategic alliances; and

     o patent and intellectual property matters, regulatory and manufacturing issues.

     Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                                   THE COMPANY

     We are an international, fully-integrated pharmaceutical company specializing in the development of drugs utilizing advanced controlled-release, rapid dissolve, enhanced absorption and taste masking technologies. Our proprietary technologies are used to develop products which are either (1) generically equivalent to existing once-daily branded products or (2) branded products that improve upon conventional multiple daily dose immediate-release forms of existing products by providing the therapeutic benefits of controlled-release drug delivery. As a fully-integrated company, we control all facets of the drug development process from formulation development to clinical testing, manufacturing and obtaining regulatory approval. This integrated approach results in operational synergies, flexibility and cost efficiencies. In Canada, we market our products directly, while in the rest of the world we market our products through strategic licensing partners. We develop controlled-release formulations which are manufactured by us or by others under license for the branded and generic market segments. We do not engage in basic research to discover new chemical entities. We are based in Ontario, Canada and our common shares are listed and traded on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "BVF." On July 6, 2000, our closing price was $58.875 per common share.

     Biovail was established under the Business Corporations Act (Ontario) on March 29, 1994 as a result of the amalgamation of Trimel Corporation and our then subsidiary, Biovail Corporation International. Our head and principal office is located at 2488 Dunwin Drive, Mississauga, Ontario, L5L 1J9, and our telephone number is (416) 285-6000.

     Enforceability of Civil Liabilities Under United States Federal Securities Laws

     We are a corporation in Ontario, Canada. Most of our directors, officers and controlling persons, as well as certain of the experts named herein, reside outside the United States and all or a substantial portion of the assets of such persons and of Biovail are located outside the United States. Consequently, it may be difficult or impossible for investors to effect service of process within the United States upon us or such persons, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against us or any of our directors and officers or experts named herein who are not residents of the United States in original actions or in actions for enforcement of judgments rendered by United States courts, of civil liabilities predicated solely on United States federal securities laws. In addition, investors should not assume that courts of Canada
(1) would enforce judgments of United States courts obtained in actions against Biovail in the United States or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

     We irrevocably appointed CT Corporation System as our agent to receive service of process solely in actions against us arising out of or in connection with the U.S. federal securities laws or out of violations of such laws in any federal court or state court in New York, New York, relating to the transactions covered by the offering.

                                  RISK FACTORS

     Before you invest in the common shares, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

The pharmaceutical industry is highly competitive and is subject to rapid and significant technological change which could render our technologies and products obsolete and uncompetitive.

     Our products face intense competition from conventional forms of drug delivery and from controlled-release drug delivery systems developed, or under development, by other pharmaceutical companies. We compete with companies in the United States and abroad, including major pharmaceutical and chemical companies, specialised contract research organisations, research and development firms, universities and other research institutions. Some of our competitors are also licensees (or potential licensees) of our products. Many of our competitors have greater financial resources and marketing capabilities than we do, and they may be less leveraged. Some of our competitors have greater experience than we do in clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any which we may develop or license. These developments could render our technologies and products obsolete or uncompetitive, which would have a material adverse effect on our business and financial results.

Our business is subject to limitations imposed by government regulations.

     The cost of complying with governmental regulation can be substantial. Governmental authorities in the United States and Canada and comparable authorities in foreign countries also regulate the research and development, manufacture, testing and safety of controlled-release products. The regulations applicable to our existing and future products may change. There can be long delays in obtaining required clearances from regulatory authorities in any country after applications are filed. Government agencies in the United States, Canada and other countries in which we carry on business regulate pharmaceutical products intended for human use. Regulations require extensive clinical trials and other testing and government review and final approval before we can market these products.

     Requirements for approval vary widely from country to country outside of the United States and Canada. Whether or not approved in the United States or Canada, regulatory authorities in other countries must approve a product prior to the commencement of marketing the product in those countries. The time required to obtain any such approval may be longer or shorter than in the United States or Canada.

     Any failure or delay in obtaining regulatory approvals could adversely affect the marketing of any products we develop and therefore our business, results of operations, financial condition and cash flows.

We are currently dependent on a particular product and several customers.

     If a new drug were developed that was significantly more effective in the treatment of hypertension or angina than Tiazac(R), currently our most significant product, or if the medical industry determined that another pre-existing product was significantly more effective in the treatment of hypertension or angina, the result could be a significant reduction in Tiazac(R) sales. This could have a material adverse effect on our business, results of operations, financial condition and cash flows. Furthermore, the three-year marketing exclusivity period for Tiazac(R) has expired and one generic drug manufacturer has submitted an Abbreviated New Drug Application ("ANDA") for a generic version of Tiazac(R). Under current law, if its ANDA is approved, the generic manufacturer may be able to begin marketing in the first quarter of 2001 or earlier in the event that such generic manufacturer should be found ultimately not to have infringed upon our patent. This may adversely affect Tiazac(R)'s market share and may reduce the price at which Tiazac(R) could be sold and could therefore have a material adverse effect on our business, results of operations, financial condition and cash flows. Sales of Tiazac(R) pursuant to agreements with Forest Laboratories, Inc. ("Forest") accounted for approximately 41.7% of our total revenues for the year ended December 31, 1999. Our total revenues from Tiazac(R), including sales by Crystaal in Canada, accounted for approximately 43.8% of our total revenues in the year ended December 31, 1999.

     Research and development services rendered to Intelligent Polymers and Teva Pharmaceutical Industries Ltd. (together with its affiliates "Teva") accounted for approximately 21.4% of our total revenues for the year ended December 31, 1999.

There is uncertainty regarding our patents and proprietary technology and patent protection is unpredictable.

     Competitors may have filed patent applications, or hold issued patents, relating to products or processes competitive with those we are developing. Our patent applications for a product may not be approved. The patents of our competitors may impair our ability to do business in a particular area. Others may independently develop similar products or duplicate any of our unpatented products. While we have not routinely sought patents on our controlled-release technology, we do have the exclusive right to the patented technology for Tiazac(R). Our success will depend, in part, on our ability in the future to obtain patents, protect trade secrets and other proprietary information and operate without infringing on the proprietary rights of others.

     Historically, we have relied on trade secrets, know-how and other proprietary information as well as requiring our employees and other vendors and suppliers to sign confidentiality agreements. However, these confidentiality agreements may be breached, and we may not have adequate remedies for any breach. Others may independently develop substantially equivalent proprietary information. Third parties may otherwise gain access to our proprietary information.

     There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights. When we file an ANDA for a generic drug, we are required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted. Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product New Drug Application ("NDA"). A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice. Such a challenge would prevent FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed. From time to time, in the ordinary course of business, we face such challenges.

     The expense of litigation, whether or not we are successful, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Such lawsuits may be brought and the ultimate outcome of such litigation, if commenced, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Regardless of FDA approval, should anyone commence a lawsuit with respect to any alleged patent infringement by us, whether because of the filing of an ANDA or otherwise, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict.

There is no assurance that we will continue to be successful in our licensing and marketing operations.

     Except in Canada, our products are marketed by third parties by way of license agreements or otherwise. Such third-party arrangements may not be successfully negotiated in the future. Any such arrangements may not be available on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, the products we develop may not be accepted in the marketplace. Even if such products are initially accepted, sales may thereafter decline. Additionally, our clients or marketing partners may make important marketing and other commercialisation decisions with respect to products which we develop, without our input. As a result, many of the variables that may affect revenues and net income are not exclusively within our control.

We are not assured of successful development of our product pipeline.

     We have nineteen products at various stages of development or which are not yet marketed and have filed ANDAs relating to four of these products with the FDA, one of which (Adalat CC) has been tentatively approved. FDA approval may not be granted for all or any of these products and we may not be successful in filing NDAs or ANDAs for the remaining fifteen products with the FDA.

We depend on key scientific and managerial personnel for our continued success.

     Much of our success to date has resulted from the particular scientific and management skills of personnel available to us. If these individuals were not available, we might not be able to attract or retain employees with similar skills. In particular, our success to date in developing new products has resulted from the activities of a core group of research scientists. The continued availability of this group is important to our ongoing success.

We must successfully integrate Fuisz and any business or products we acquire in the future.

     On November 12, 1999 we completed the acquisition of Fuisz, which we have renamed Biovail Technologies Ltd. Our combination with Fuisz involves the integration of separate companies that have previously operated independently. The process of combining the companies may be disruptive to our businesses.

     In addition, we may pursue product or business acquisitions that could complement or expand our business. However, there can be no assurance that we will be able to identify appropriate acquisition candidates in the future. If an acquisition candidate is identified, there can be no assurance that we will be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired product or business into our existing products and business. Furthermore, the negotiation of potential acquisitions could divert management's time and resources, and require significant resources to consummate. If we consummate one or more significant acquisitions through the issuance of common shares, holders of our common shares could suffer significant dilution of their ownership interests.

The success of the strategic investments we make depends upon the performance of the companies we invest in, which is uncertain.

     Economic, governmental, industry and internal company factors outside our control affect each of the companies we may invest in. If these companies do not succeed, the value of our assets and the market price of our common shares could decline. Some of the material risks relating to the companies we may invest in include:

     o the ability of these companies to successfully develop and obtain necessary governmental approvals for the products which serve as the basis for our investments,

     o the ability of competitors to develop similar or more effective products, making the drugs developed by the companies we invest in difficult or impossible to market,

     o the ability of the companies we invest in to adequately secure patents for their products and protect their proprietary information,

     o the ability of these companies to enter the marketplace without infringing upon competitors' patents,

     o the ability of these companies to remain technologically competitive, and

     o the dependence of these companies upon key scientific and managerial personnel.

     We will have limited or no control over the resources that any company we invest in may devote to developing the products we collaborate with them for. Any company that we invest in may not perform as expected. These companies may breach or terminate their agreements with us or otherwise fail to conduct product discovery and development activities successfully or in a timely manner. If any of these events occurs, it could have a material adverse effect on our business.

Our business may be adversely affected by environmental laws and regulations.

         We may incur substantial costs to comply with such requirements. In addition, we may discover currently unknown environmental problems or conditions. We are subject to extensive federal, state, provincial and local environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from our operations. Environmental laws or regulations (or their interpretation) may become more stringent in the future. Any such event could have a material adverse effect on our business. We believe we are not currently using any hazardous materials in the manufacture of our products.

Our common shares are subject to market price volatility.

         Market prices for the securities of pharmaceutical and biotechnology companies, including our own, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, the aftermath of our public announcements, concern as to safety of drugs, and general market conditions, can have an adverse effect on the market price of our common shares.

Our ability to obtain third-party reimbursement for the cost of products and related treatment may not be adequate.

         Our ability to successfully commercialise our products and product candidates, if FDA approval is obtained, depends in part on whether appropriate reimbursement levels for the cost of the products and related treatments are obtained from government authorities and private health insurers and other organizations, such as HMOs and MCOs.

         Third-party payors increasingly challenge pricing of pharmaceutical products. In addition, the trend toward managed health care in the United States, the growth of organisations such as HMOs and MCOs and legislative proposals to reform health care and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. Such cost containment measures and health care reform could affect our ability to sell our products and may have a material adverse effect on our business, results of operations and financial condition.

         Uncertainty exists about the reimbursement status of newly approved pharmaceutical products. Reimbursement in the United States or foreign countries may not be available for some of our products. Any reimbursement granted may not be maintained or limits on reimbursement available from third-party payors may reduce the demand for, or negatively affect the price of, those products. These issues could have a material adverse effect on our business, results of operations and financial condition. We are unable to predict if additional legislation or regulation impacting the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on our business.

                                 USE OF PROCEEDS

     We did not receive any of the proceeds from the issuance of the common shares in connection with the exercise of the Options. Biovail Technologies Ltd. will receive $3,050,098 in connection with the exercise of Options. These proceeds will be used for working capital and general corporate purposes, which may include the acquisition of additional products or technologies or other strategic investments.

                          PRICE RANGE OF COMMON SHARES

     Our common shares are traded on the NYSE under the symbol "BVF" and on The Toronto Stock Exchange ("TSE") under the symbol "BVF." The table below sets forth the high and low sale prices for our common shares on the NYSE and the TSE during the periods indicated. All sales prices below have been adjusted to reflect our two-for-one stock split effected December 31, 1999. The reported last sale price of the common shares on July 6, 2000 on the NYSE was $58.875 and on the TSE was Cdn$87.35.

                                                             Price Range of Common Shares
                                          -------------------------------------------------------------------
                                              New York Stock Exchange         The Toronto Stock Exchange
                                          -----------------------------    ----------------------------------
                                               High             Low              High              Low
Year Ending 2000:
   1st Quarter..........................     $71.50          $38.50          Cdn$104.00       Cdn$ 55.00
   2nd Quarter..........................     56.875           39.13               84.35            56.55
   3rd Quarter (through July 6, 2000)...      60.69           55.38               90.50            81.40
Year Ending 1999:
   1st Quarter..........................     $21.66          $17.28          Cdn$ 33.00       Cdn$ 25.53
   2nd Quarter..........................      25.56           16.19               37.25            23.93
   3rd Quarter..........................      29.50           23.91               44.25            34.85
   4th Quarter..........................      46.88           25.44               67.90            37.35
Year Ended 1998:
   1st Quarter..........................     $24.47          $16.75          Cdn$ 34.83       Cdn$ 23.88
   2nd Quarter..........................      23.45           15.00               33.50            22.38
   3rd Quarter..........................      17.38           12.13               26.50            18.48
   4th Quarter..........................      18.91           10.88               29.00            16.13
Year Ended 1997:
   1st Quarter..........................     $14.94          $10.62          Cdn$ 20.13       Cdn$ 14.23
   2nd Quarter..........................      16.31           10.44               23.00            14.50
   3rd Quarter..........................      15.06           12.72               21.50            17.73
   4th Quarter..........................      19.53           13.31               28.23            16.73

                                 DIVIDEND POLICY

     We have not paid cash dividends on our common shares, and at this time we intend to continue this policy for the foreseeable future in order to retain earnings for the development and growth of our business. Our dividend policy will be reviewed periodically depending on our financial position, capital requirements, general business conditions and on other factors.

                          DESCRIPTION OF CAPITAL STOCK

     The following includes information concerning our common shares, based on Canadian law and a summary of certain provisions of our Articles of Amalgamation ("Articles") and by-laws, each as amended. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Articles of Amalgamation.

General

     As a result of the filing of articles of amendment on December 31, 1999, our authorized capital stock now consists of an unlimited number of common shares and an unlimited number of class A special shares (the "Class A Special Shares"). As of the close of business on December 31, 1999, there were no Class A Special Shares issued or outstanding. As of the close of business on December 31, 1999, there were 62,107,474 common shares issued, of which none were owned by us or our wholly-owned subsidiaries. As of December 31, 1999, there were options outstanding for 5,223,400 common shares under our stock option plan. As of December 31, 1999, there were outstanding warrants exercisable for 7,475,000 common shares which we issued in connection with the initial public offering of Intelligent Polymers. The exercise price for the common shares under these warrants is $20.00 per share and they are exercisable until September 30, 2002. As of December 31, 1999, there were also outstanding rights to acquire 88,310 common shares as a result of our acquisition of Fuisz.

Capital Stock

     Each holder of common shares is entitled to one vote per share, which may be given in person or by proxy, in the election of directors of the Company and on all other matters submitted to a vote of our shareholders. The holders of common shares are entitled to share pro rata in any dividends declared by our board of directors out of funds legally available therefor, subject to preferential rights of the Class A Special Shares. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of common shares are entitled to receive all of our assets remaining after the payment of all of our liabilities, subject to the preferential right of Class A Special Shares or any other shares which may rank prior to the common shares. There are no preemptive or conversion rights, and the common shares are not subject to redemption. All common shares now outstanding and to be outstanding upon exercise of the outstanding options and warrants are, or will be, fully paid and non-assessable.

     Our by-laws provide for certain rights of our shareholders in accordance with the provisions of the Business Corporations Act (Ontario). Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or repealed by a majority vote of the shareholders voting on such matter.

     Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any director.

     While the payment of dividends rests within the discretion of the board of directors, we presently intend to retain all earnings, if any, in the foreseeable future for use in the development of our business. See "Dividend Policy".

     ChaseMellon Shareholder Services, LLC and CIBC Mellon Trust Company are the principal transfer agents and registrars for the common shares in the United States and Canada, respectively.

     There is no provision in our Articles or by-laws that would have the effect of delaying, deferring or preventing a change in control in the Company or that would operate only with respect to an extraordinary corporate transaction involving the Company, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business.

Class A Special Shares

     The Class A Special Shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions, including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment, the redemption, purchase and/or conversion, and any sinking fund or other provisions, subject to regulatory approval, if applicable, which the board of directors determines by resolution. The Class A Special Shares rank prior to the common shares with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company. The Class A Special Shares of any series may also be given such other preferences, not inconsistent with our Articles, over the common shares and any other shares ranking junior to such Class A Special Shares as may be fixed by the directors. The Class A Special Shares of any series may be made convertible into common shares. Unless the directors otherwise determine, or except as otherwise required by law, the holder of each share of a series of Class A Special Shares shall not be entitled to vote at any meeting of shareholders of the Company. No Class A Special Shares have been issued to date.

                               SELLING SHAREHOLDER

     The following table sets forth certain information as to the ownership of our common shares as of June 30, 2000 by Salomon, adjusted to reflect the sale of 88,338 shares to be transferred by the selling shareholder.

     Shares Beneficially                                 Shares Beneficially
         Owned Prior                 Shares                  Owned After
       to Transfer (1)                Being                 Transfer (1)
-------------------------------                  -------------------------------
     Number         Percent       Transferred         Number            Percent
     ------         -------       -----------         ------            -------
    402,927            *            88,338           314,589                *

     *    Represents less than 1% beneficial ownership.

     (1) Unless otherwise indicated, beneficial ownership means sole voting and investment power.



                              PLAN OF DISTRIBUTION

     Salomon has advised the Company that the common shares will be delivered to certain parties which lent shares of Fuisz Technologies Ltd. to Salomon in connection with the exercise of Options.

     We have agreed to indemnify Salomon against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which Salomon may be required to make in respect of any such liabilities.

                                  LEGAL MATTERS

     Certain Canadian legal matters relating to the common shares will be passed upon on behalf of the Company by Stikeman Elliot, Toronto, Ontario, Canada.

                                     EXPERTS

     Our financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP and Ernst & Young LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the Company:

     Securities and Exchange Commission registration fee ......       $  1,870
     NYSE fee .................................................          1,500
     Legal fees and expenses ..................................         25,000
     Accounting fees and expenses .............................         10,000
     Miscellaneous ............................................            130
                                                                 -------------
     Total ....................................................        $38,500
                                                                 =============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 136 of the Business Corporations Act (Ontario), a director or officer of a corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives:

     1. may be indemnified by the corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate;

     2. may be indemnified by the corporation, with the approval of a court, against all costs, charges and expenses reasonably incurred by the person in connection with an action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate; and

     3. is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity was substantially successful on the merits of his defence of the action or proceeding;

provided, in all cases, such person fulfills the conditions that (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     As contemplated by Section 136 of the Business Corporations Act(Ontario), Biovail Corporation has purchased insurance against potential claims against the directors and officers of the Registrant and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

ITEM 16.  EXHIBITS.

         (a)  Exhibits.

  Exhibit
  Number        Exhibit
---------       -------

     *5 Opinion of Stikeman Elliot with respect to the legality of the securities registered hereby.

     *23.1 Consent of Stikeman Elliot (included as part of Exhibit 5).

     *23.2 Consent of Deloitte & Touche LLP.

     *23.3 Consent of PricewaterhouseCoopers LLP.

     *23.4 Consent of Ernst & Young LLP.

     *24   Powers of Attorney.

     *99.1 Acknowledgment of Ernst & Young LLP

----------

*  Previously filed.

     (b) Financial Statement Schedules.

          Not applicable.

     (c) Reports, Opinions or Appraisals.

          Not applicable.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section13(a) or section15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Mississauga, Province of Ontario, Canada on the 10th of July, 2000.

                                   BIOVAIL CORPORATION
                                      (Registrant)


                                   By:  /s/ KENNETH C. CANCELLARA
                                        -------------------------
                                        Name:  Kenneth C. Cancellara, Q.C.
                                        Title:    Senior Vice President
                                                    and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated,

 Signature                                     Title                                          Date
 ---------                                     -----                                          ----

                          *                    Chairman of the Board and Director             July 10, 2000
 -----------------------------------------
 Eugene N. Melnyk

                          *                    Chief Executive Officer and Director           July 10, 2000
 -----------------------------------------
 Bruce D. Brydon

                          *                    President, Chief Operating Officer and         July 10, 2000
 -----------------------------------------     Director
 Robert A. Podruzny

                          *                    Senior Vice President, General Counsel,        July 10, 2000
 -----------------------------------------     Secretary
 Kenneth C. Cancellara

                          *                    Senior Vice President and Director             July 10, 2000
 -----------------------------------------
 Rolf K. Reininghaus

 /s/ BRIAN CROMBIE                             Senior Vice President, Chief Financial         July 10, 2000
 -----------------------------------------     Officer
 Brian Crombie

                          *                    Director                                       July 10, 2000
 -----------------------------------------
 Wilfred G. Bristow

                          *                    Director                                       July 10, 2000
 -----------------------------------------
 Roger Rowan

                                               Director                                       July 10, 2000
 -----------------------------------------
 Paul Haddy

                          *                    Director                                       July 10, 2000
 -----------------------------------------
 Robert Vujea

 *By: /s/ KENNETH C. CANCELLARA
      -------------------------
         Attorney in Fact

                            AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly signed this Registration Statement below:


By: /s/ EUGENE N. MELNYK                                   July 10, 2000
    -------------------------------------
         Eugene N. Melnyk
         Chairman of the Board

                                  EXHIBIT INDEX


     Exhibit
     Number      Exhibit

     *5 Opinion of Stikeman Elliot with respect to the legality of the securities registered hereby.

     *23.1 Consent of Stikeman Elliot (included as part of Exhibit 5).

     *23.2 Consent of Deloitte & Touche LLP.

     *23.3 Consent of PricewaterhouseCoopers LLP.

     *23.4 Consent of Ernst & Young LLP.

     *24   Powers of Attorney.

     *99.1 Acknowledgment of Ernst & Young LLP

----------

*  Previously filed.